Exhibit 99.1

RPM Announces Election of Russell L. Gordon as CFO; Realigns Finance Department

Medina, OH – February 21, 2012 – RPM International Inc. (NYSE: RPM) today announced that its board of directors has elected Russell L. Gordon, currently vice president – corporate planning, as vice president and chief financial officer effective April 10, 2012. Gordon is replacing Robert L. Matejka, RPM’s current senior vice president and chief financial officer, who will be retiring at the company’s fiscal year end.

Additionally, RPM announced the following changes within its finance department, all of which will take effect April 10, 2012:

•	Keith R. Smiley, currently vice president – treasurer and assistant secretary, will assume duties of vice president – finance and controller;

•	Matthew T. Ratajczak, currently vice president – global taxes, will assume additional treasury responsibilities as vice president – global taxes and treasurer; and

•	Barry M. Slifstein, currently vice president and controller, will assume duties of vice president – investor relations and planning.

Gordon will oversee all of RPM’s finance functions, including corporate accounting, financial reporting, global tax administration and investor relations. He joined the company as director of corporate development in 1995 and was elected vice president – corporate planning in 2007. Prior to joining RPM, Gordon held various financial positions in corporate treasury and control, as well as in the Specialty Chemicals Division at Goodrich Corporation. He previously was an industrial engineer at VLSI Technology, Inc. Gordon holds a bachelor’s degree in operations research and industrial engineering from Cornell University and a master of management degree from the Kellogg Graduate School of Management at Northwestern University.

He will succeed Matejka, who joined RPM in 2000 as vice president and controller and was elected chief financial officer in 2001. He then served in a consulting capacity with RPM from 2007 until 2010, when he resumed his post as chief financial officer. Prior to joining RPM, Matejka held a variety of finance and accounting positions with Rockwell International Corporation, Reliance Electric Co. and Ernst & Young LLP. He holds a bachelor’s degree from Cleveland State University.

Smiley, who will become RPM’s controller and principal accounting officer while continuing his involvement in capital market activities, joined RPM as an internal auditor in 1992. He subsequently became corporate controller in 1993 and treasurer in 1997. He was elected vice president – treasurer and assistant secretary in 1999. Prior to joining RPM, he was associated with Ciulla, Smith & Dale, LLP, an accounting firm. He holds a bachelor’s degree from the University of Akron.

Ratajczak, who will provide centralized management for RPM’s tax and treasury functions, including the company’s banking relationships, joined RPM as director of taxes in 2004 and was elected vice president – global taxes in 2005. Prior to joining RPM, he was director of global tax for Noveon, Inc. and began his career with Ernst & Young LLP. Ratajczak is a magna cum laude graduate of Kent State University.

RPM Announces Election of Russell L. Gordon as CFO; Realigns Finance Department

February 21, 2012

Slifstein will oversee RPM’s investor relations function while serving as the primary financial representative in the company’s planning process with its operating units. Prior to joining RPM in his present capacity in 2008, he was vice president of finance, chief financial officer and treasurer of the company’s DAP Products Inc. operating group. He was previously finance director for Alpharma USPD Inc. and controller for Luitpold Pharmaceuticals, Inc. Slifstein’s prior positions included serving as controller for CPI Aerostructures, Inc. and Circa Pharmaceuticals Inc. He holds a bachelor’s degree from State University of New York at Albany and a master’s of business administration degree from the Bernard M. Baruch College of the City University of New York.

“RPM is fortunate to have an exceptionally talented team of finance professionals, and this realignment is designed to maximize the company’s utilization of each individual’s unique strengths,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

“Bob Matejka, who will continue his involvement in the transition through the balance of our 2012 fiscal year, has played an extraordinary role in RPM’s success over the past 12 years. Since first becoming CFO in fiscal 2002, the company’s revenues have grown by approximately 80% driving net income growth of 90%. This accomplishment has been achieved despite two recessions and a huge expansion in regulatory, compliance and reporting requirements in conjunction with Sarbanes-Oxley and Dodd-Frank legislation. I thank Bob for the tremendous dedication and leadership that he provided during these exciting, challenging and tumultuous times, and I look forward to working with the new finance team as it helps drive RPM’s future growth and success,” Sullivan stated.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants, Fibergrate and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Robert L. Matejka, senior vice president and chief financial officer, at 330-273-5090 or rmatejka@rpminc.com.

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